Exhibit 12.1

AIRTRAN HOLDINGS INC.

EXHIBIT 12.1—STATEMENT RE; COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Three months ended March 31, 2007	Year Ended December 31
		2006	2005	2004	2003	2002
Income (loss) before taxes and cumulative effect of change in accounting principle	$4,197	$25,929	$13,024	$16,680	$87,164	$9,959
Amortization of capitalized interest	2,484	12,943	8,550	4,922	1,664	4,091
Interest including interest capitalized	20,143	64,392	37,504	26,782	42,645	34,084
Less interest capitalized during the period	(5,965)	(26,474)	(15,330)	(7,354)	(2,085)	(4,781)
Interest portion of rent expense	40,723	156,799	135,965	112,418	98,162	64,403

Earnings	$61,582	$233,589	$179,713	$153,448	$227,550	$107,756

Interest including interest capitalized	$20,143	$64,392	$37,504	$26,782	$42,645	$34,084
Interest portion of rent expense	40,723	156,799	135,965	112,418	98,162	64,403

Fixed Charges	$60,866	$221,191	$173,469	$139,200	$140,807	$98,487

Ratio of Earnings to Fixed Charges	1.0	1.1	1.0	1.1	1.6	1.1